Exhibit 4.5

[Translation from Hebrew]

WRITTEN RESOLUTION OF THE SENIOR COMPENSATION COMMITTEE OF
AREL COMMUNICATIONS AND SOFTWARE LTD.
March 26, 2001

Resolved to grant Mr. Zvi Klier 150,000 option grants (not tradable), for no consideration, exercisable into 150,000 ordinary shares (tradable) of the Company at an exercise price of $2.25 for each option grant.

The option grants will be transferred (vested) to Mr. Zvi Klier on the following dates:
3.26.2001 - 50,000
1.1.2002 - 25,000
1.1.2003 - 25,000
1.1.2004 - 25,000
1.1.2005 - 25,000

These options are granted in accordance with section 3 (i) of the Israeli Income Tax Ordinance, for a period of 5 years.

In the event that the employment of Mr. Zvi Klier is terminated by the Company, Mr. Klier may exercise the option grants transferred to him (vested) until the end of one year from the date on which his employment is terminated.

The option grants that have not been transferred to Mr. Klier by such time (not vested) shall be immediately revoked by the Company.

The option grants that are not exercised within one year from the date of the termination of Mr. Klier’s employment by the Company shall be revoked by the Company.

BY: /S/ RONI HAREL —————————————— Roni Harel	BY: /S/ IZHAK GROSS —————————————— Izhak Gross